Exhibit 99.1

HOME PROPERTIES, INC.
EXECUTIVE STOCK OWNERSHIP GUIDELINES
Adopted February 12, 2011

I.           PURPOSE

The Executive Stock Ownership Guidelines (“Guidelines”) of Home Properties, Inc. (the “Corporation”) align the interests of the Corporation’s executive officers with the interests of the Corporation’s stockholders and promote the Corporation’s commitment to sound corporate governance.

II.           PARTICIPATION

The Guidelines apply to the following officers:

Chief Executive Officer;
All Executive Vice Presidents; and
All Senior Vice Presidents

III.           DETERMINATION OF GUIDELINES

Individual guidelines are established for each participant as follows:

Officer Position	Ownership Guidelines

Chief Executive Officer	5x base salary
Executive Vice Presidents	3x base salary
Senior Vice Presidents	2x base salary

The Corporate Governance/Nominating Committee of the Board of Directors (“Governance Committee”) may, from time to time, re-evaluate and revise the participants’ guidelines to give effect to changes in the Corporation’s common stock price or capitalization or as they might otherwise deem appropriate.

IV.           COUNTING SHARES OWNED

Stock that counts towards satisfaction of the Guidelines includes:

Common and convertible (but not perpetual) preferred stock;
Restricted stock;
Units under the Corporation’s Deferred Bonus Plan; and
Operating partnership units in Home Properties, L.P.

V.           COMPLIANCE WITH THE GUIDELINES

Participants are required to achieve compliance with the Guidelines within three years from the date of adoption by the Board of Directors, or three years from their date of hire whichever is later.  If a participant’s guideline threshold increases as a result of a base salary increase or a promotion, e.g., from Senior Vice President to Executive Vice President, the participant will have three years to satisfy the new threshold, commencing January 1 of the year following the salary increase or promotion.  Once achieved, ownership of the guideline amount must be maintained for so long as the individual is subject to the Guidelines.

Notwithstanding the foregoing, once a participant comes into compliance with the Guidelines, that participant will not be deemed to be out of compliance with the Guidelines if the sole reason that the participant’s share ownership has dropped below the required threshold is a decrease in the market price of the Corporation’s common stock.  In that event, the Participant will have an additional period of three years from the date of non-compliance to reach compliance provided that the participant is prohibited from selling any common shares until the required threshold is again achieved.

The Governance Committee has the authority to review each participant’s compliance (or progress towards compliance) with the Guidelines from time to time and, in its sole discretion, to impose such conditions, restrictions or limitations on any non-complying participant as the Governance Committee determines to be necessary or appropriate in order to achieve the purposes of the Guidelines.  For example, the Governance Committee may mandate that a non-complying participant retain (and not transfer) all or a portion of any shares delivered to the participant through the Corporation’s compensation plans or otherwise restrict the participant’s transfer of previously owned shares.

There may be instances in which the Guidelines would place a severe hardship on a participant or prevent a participant from complying with a court order, such as a divorce settlement.  In these instances, the participant must submit a request in writing to the Chair of the Governance Committee (via the Chief Financial Officer) that summarizes the circumstances and describes the extent to which an exemption is being requested.  The Chair of the Governance Committee (after reviewing the request with the Chief Executive Officer and the Chief Financial Officer) will make the final decision as to whether an exemption will be granted.  If such a request is granted in whole or in part, the Chief Financial Officer will work with the participant to develop an alternative stock ownership plan that reflects both the intention of the Guidelines and the participant’s individual circumstances.

VI.           ADMINISTRATION

The Guidelines are administered and interpreted by the Governance Committee and, as to matters relating to the calculation of individual guidelines, the Chief Financial Officer of the Corporation.